EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-114107 and 333-227304 on Form S-3, No. 333-229464 on Form S-4 and Nos. 33-30856, 33-38411, 33-38587, 333-47403, 33-52691, 33-30756-02, 333-02873, 333-65424, 333-182405, and 333-235254 on Form S-8 of our reports dated February 24, 2020, relating to the consolidated financial statements of Bristol-Myers Squibb Company and subsidiaries and the effectiveness of Bristol-Myers Squibb Company and subsidiaries' internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
February 24, 2020

E-23-1